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                                                                    Exhibit 2(b)


                        AN ACTION BY THE SOLE SHAREHOLDER
                                       OF
                        UNITED COMMUNITY FINANCIAL CORP.
                                WITHOUT A MEETING


                  The undersigned, being the holder of all of the issued and outstanding shares of United Community Financial Corp. (the "Corporation"), hereby takes the actions expressed in the following resolutions, without a meeting, pursuant to Section 1701.54 of the Ohio Revised Code:

         RESOLVED, that the Articles of Incorporation of United Community Financial Corporation be amended by deleting Article FOURTH in its entirety and substituting therefor the following new Article FOURTH:

                  FOURTH: The authorized shares of the corporation shall be Five Hundred Million (500,000,000), Four Hundred Ninety Nine Million (499,000,000) of which shall be common shares, each without par value, and One Million (1,000,000) of which shall be preferred shares, each without par value. The directors of the corporation may adopt an amendment to the Articles of Incorporation in respect of any unissued or treasury shares of any class and thereby fix or change: the division of such shares into series and the designation and authorized number of each series; the dividend rate; the dates of payment of dividends and the dates from which they are cumulative; the liquidation price, the redemption rights and price; the sinking fund requirements; the conversion rights; and the restrictions on the issuance of shares of any class or series.

                  FURTHER RESOLVED, that the Articles of Incorporation of United Community Financial Corp. be amended by adding thereto the following Article EIGHTH:

                           EIGHTH: No shareholder of the corporation shall have the right to vote cumulatively in the election of directors.

         IN WITNESS WHEREOF, the undersigned, being the holder of all of the issued and outstanding shares of the Corporation, hereby indicates in writing his approval of and consent to the foregoing actions and resolutions, without a meeting, to be effective as of May 21, 1998.


                                            /s/ Douglas M. McKay
                                            -------------------------------
                                            Douglas M. McKay